Exhibit 10.54

EXECUTION COPY

SHARED SERVICES AGREEMENT

Between

TRX, Inc.

And

Siemens Shared Services, LLC

This document contains confidential and proprietary information of the parties hereto and is intended to be used only by the parties hereto, their representatives and agents. No other use, reproduction or disclosure of this document, in whole or in part, may be made without the prior written consent of both parties hereto.

TABLE OF CONTENTS

1.	DEFINITIONS/CONSTRUCTION	1

2.	RELATIONSHIP OF THE PARTIES; SERVICES	4

3.	SLAS	4

4.	TRX RESPONSIBILITIES	4

5.	ONGOING OPERATIONAL SERVICES	5

6.	TERM	9

7.	FEES FOR SERVICES	9

8.	BILLINGS AND PAYMENTS	10

9.	EXCLUSIVITY; RIGHTS OF FIRST OFFER	11

10.	AGREEMENT AND NOTICES	11

11.	OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS	12

12.	CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION	14

13.	REPRESENTATIONS AND WARRANTIES	18

14.	INDEMNIFICATION / INSURANCE	20

15.	LIMITATION OF LIABILITY	22

16.	TERMINATION	23

17.	DISPUTES AND ARBITRATION	26

18.	GENERAL TERMS	27

EXHIBITS

Exhibit A	Services
Exhibit B	SLAs
Exhibit C	Business Continuance and Disaster Recovery Plan
Exhibit D	Fees and Costs
Exhibit E	Current Siemens Customers
Exhibit F	Privacy Policy
Exhibit G	Termination Schedule

-i-

SHARED SERVICES AGREEMENT

This agreement (“Agreement”) is made this 1st day of August, 2004, between TRX, Inc. (“TRX”), a company incorporated under the laws of Georgia, having its head office at 6 West Druid Hills Drive, Atlanta, GA 30329 and Siemens Shared Services, LLC (“Siemens”), having a place of business at 170 Wood Avenue South, Iselin, NJ 08830.

WITNESSETH

WHEREAS, TRX and its Affiliates (as hereinafter defined), are engaged in the business of providing services to their customers in the travel and financial industries, and Siemens has the capacity for providing a variety of customer interaction and contact center services, administrative and back office services for companies in travel industry;

WHEREAS, TRX and Siemens desire to enter into this Agreement setting forth the terms and conditions pursuant to which TRX and its Affiliates may purchase from Siemens, and Siemens will provide to TRX and its Affiliates, such services as may be requested by TRX for itself and for its Affiliates from time to time pursuant to the terms of this Agreement; and

WHEREAS, Siemens shall provide the services described hereunder primarily from outside of the United States of America with executive management based in the United States of America, as described herein, but TRX is not planning to export its technology outside of the United States of America.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and other good and valuable consideration, the parties agree to as follows:

1.	Definitions/Construction

1.1	Definitions. The following terms have the meanings defined below when used in this Agreement:

1.1.1	“Affiliates” means, with regards to a party, any person, partnership or other unincorporated association, joint venture, corporation, or other entity which directly or indirectly has a controlling interest in such party, is under common control as such party or, with respect to TRX only, in which TRX has an equitable, financial or other interest and which TRX designates in writing to Siemens as being entitled to be the beneficiary of Services provided pursuant to a Statement of Work.

1.1.2	“Agreement” means this Shared Services Agreement, and shall include any exhibit, schedule and other document referred to herein, as well as all amendments thereto.

1.1.3	“Applicable Laws” means all federal, foreign, province, state and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, interpretive letters and other official releases of any Governmental Authority.

1.1.4	“Approved Siemens Subcontractor” means a person to whom Siemens may be entitled to subcontract the performance of certain of its obligations hereunder, subject to the provisions of Section 5.10 hereof.

1.1.5	“Authorized Representative” with respect to Siemens means the Chief Financial Officer or whomever Siemens or an Affiliate delegates authority to in writing and gives TRX notice of writing. Authorized Representative with respect to TRX means the Chief Financial Officer and Mr. Victor Pynn Executive Vice President, Global Solutions and Information Technology or whomever TRX or an Affiliate delegates authority to in writing and gives Siemens notice of writing.

1.1.6	“Customer(s)” means the consumer(s) or person(s) to whom TRX targets and/or provides its products and services.

1.1.7	“Deliverables” means all materials, services and all improvements to Siemens’ material, furnished pursuant to this Agreement and that are custom-developed by Siemens specifically for TRX.

1.1.8	“Effective Date” means the date first above mentioned.

1.1.9	“Force Majeure” means any of the following to the extent not within the reasonable control of the affected party: fire, flood, explosion, tornado, epidemic, earthquake, snowstorm, ice build-up, quarantine, embargo, acts of terrorism, or other act of God, explosion, damage or destruction to equipment or facilities, strike or other dispute with workers, riots or civil disputes, war (whether declared or undeclared) or armed conflict, any municipal ordinance or provincial or federal law, governmental order or regulation or order of any court or regulatory body, breaches of system security or any other event not within the reasonable control of the affected party, which renders continued performance under this Agreement impossible, impracticable or illegal.

1.1.10	“Governmental Authority” means any federal, province, state and local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity or any arbitrator with authority to bind a party at law.

1.1.11	“Intellectual Property” means any and all worldwide trade-marks and trade-names, corporate names and domain names; copyrights; integrated circuit topography registrations, industrial designs, know-how, trade secrets, patents and any other proprietary information (whether patentable or not) including, without limitation, any and all applications, reissues, divisions, continuations, renewals, extensions and continuations to any of the foregoing.

1.1.12	“Intellectual Property Rights” means any and all rights relating to Intellectual Property.

1.1.13	“Live Date” means, with regards to the provision of a particular Service, the first day that Siemens is scheduled to provide such Service.

1.1.14	“Services” means the services provided by Siemens to TRX and/or its Affiliates pursuant to this Agreement.

1.1.15	“Service Center(s)” or “SC(s)” means the outsourced environment agreed by the parties where the Services will be provided.

1.1.16	“Service Level Agreement” or “SLA” shall mean the performance criteria Siemens will be measured against as specified herein.

1.1.17	“TRX means either TRX or a TRX Affiliate to whom Siemens provides Services.

1.1.18	“TRX Content” means all information, in any form, furnished or made available directly or indirectly by or on behalf of TRX or an Affiliate to Siemens, including all data, materials, products, technology, computer programs, specifications, manuals, ideas, techniques, processes, know-how, inventions, models, drawings, algorithms, source code documents and other information disclosed or submitted in writing, orally or by any other tangible media, including all information Siemens may have access to in TRX’s or an Affiliate’s system, including through dial-in capabilities.

1.1.19	“TRX Data” means TRX Content and other information regarding TRXs’ employees, operations, technology and business processes and shall specifically include all Personal Data.

1.1.20	“TRX Subcontractor” means any third party to whom TRX may delegate any of its obligations hereunder, however, any such delegation shall not relieve TRX of its obligation to satisfy any of its obligations pursuant to this Agreement.

1.2

Construction. Unless the context indicates otherwise: (a) the definition of any document includes all schedules, attachments, and exhibits to that document, and all renewals, extensions, supplements, amendments, and restatements of that document, and any document given in substitution for, or replacement of, that document with the agreement of the parties to that document; (b) all terms defined in this Agreement, whether or not in this Section, have the defined meanings provided in this Agreement when used in this Agreement, any exhibit, or any certificate, instrument or other document made or delivered pursuant to this Agreement or any exhibit unless otherwise defined in the applicable exhibit, certificate, instrument or other document; (c) the term “including” is used by way of example only and not by way of limitation; (d) periods of time referred to in this Agreement will be counted based on the Eastern Time Zone in United States as then in effect at TRX; (e) periods of days referred to in this Agreement will be counted in calendar days (unless Business Days are expressly prescribed); (f) the captions or headings contained in this Agreement are for reference purposes only and do not affect or relate to the interpretation of this Agreement; (g) all exhibits, schedules and annexes to this Agreement are made and form an integral part of this Agreement for all purposes; and (h) the term party refers to either Siemens or TRX or, as applicable, an Affiliate and the term parties refers to either TRX and Siemens, an Affiliate and Siemens or all of them collectively.

2.	Relationship of the Parties; Services

2.1	Services. The parties agree to work cooperatively to support TRX’s efforts to attract and retain Customers and, thereby, enhance the parties’ relationship through the addition of TRX’s service offerings to such Customers. Siemens shall provide travel transaction processing services and other services, on behalf of TRX, to Customers, all specifically identified in Exhibit “A”. In addition, Exhibit “A” sets forth the timing and Live Date of when each component of the Services will begin to be provided by Siemens. TRX shall be entitled to purchase and/or authorize its Affiliate to purchase Services from Siemens and Siemens agrees to provide Services to TRX and its Affiliates, in accordance with the terms and conditions of this Agreement.

2.2	Outsourced Environment. Siemens will provide all furniture, fixtures and equipment, including obtaining, installing and maintaining the software, hardware and telecommunications equipment and corresponding services at the SCs which it uses to perform the Services. TRX will be permitted to display signage inside of and at the entrances to the SCs (and any directories in corresponding building lobbies) identifying itself and its business operations being served there.

2.3	Language. Unless otherwise agreed, all support will be provided by Siemens in English and in accordance with the SLAs.

2.4	Consideration. In consideration of the provision of the Services by Siemens, TRX shall pay to Siemens the fees for the Services in accordance with Sections 7 (Fees for Services) and 8 (Billings and Payment). TRX shall have no obligation to accept or pay for any Services, which are not provided as required or described this Agreement.

3.	SLAs

The Services shall be provided in accordance with the specifications and SLAs set forth in Exhibit “B”. The performance criteria outlined in this Agreement will be the basis for measuring Siemens quality and performance required hereunder.

4.	TRX Responsibilities

4.1

Representative. TRX and Siemens shall each assign and identify in writing to the other party an Authorized Representative. The Authorized Representative will be the primary contact and single point of authorization for each party. TRX Authorized Representative shall direct TRX requirements, project reviews and determine the acceptability of the Services and/or Deliverables that Siemens furnishes. Siemens will direct all communications to such Authorized Representative. The Siemens Authorized Representative shall be based in the United States and shall communicate all TRX directives to relevant executives within Siemens, assist TRX in the resolution of all commercial and operational issues related to this Agreement as required by TRX, and engage in negotiations for all commercial matters. Either TRX or Siemens may change their Authorized Representative and will notify the other party of such change.

4.2	TRX Content. TRX shall provide all TRX Content necessary to facilitate Siemens’ performance of the Services so that Siemens can timely incorporate such content into the Services as appropriate. TRX will respond promptly and accurately to all reasonable requests for TRX Content made by Siemens and will provide relevant updates, if and when any of these become available, for TRX Content previously provided.

4.3	License to TRX Content. During the term of this Agreement, and subject to all the limitations and conditions of this Agreement, TRX shall grant to Siemens a royalty-free, non-exclusive, non-transferable license to use, reproduce, distribute, display and transmit TRX Content in electronic or paper format, solely for the purposes of providing the Services and subject to all conditions and limitations imposed upon such license or use by any law, regulation or other rules of any governmental, regulatory, judicial or other authority. Siemens may, with TRX’s express written consent, amend TRX Content provided that any resulting content shall be considered TRX Content and owned by TRX. Siemens shall reproduce and shall not alter, destroy or remove any copyright, trade secret, patent, trademark or other proprietary or legal markings or notices placed upon or contained within TRX Content or any supporting media. Upon any termination of this Agreement, all licenses granted to Siemens hereunder shall immediately terminate and Siemens shall return all documents and materials, in any form, containing any TRX Content, or at the request of TRX, destroy and certify destruction of same as reasonably required by TRX. The foregoing license of TRX Content is subject to the following restrictions:

(a)	Siemens will not allow TRX Content, or any of the various components or modifications thereof, to be disclosed to third parties, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, except as necessary to facilitate Siemens’ performance of the Services, and as expressly consented to in writing by TRX. Except to the extent required for normal operation of TRX Content, Siemens will not permit TRX Content to be copied or reproduced, in whole or in part.

(b)	TRX Content is valuable property of TRX and any violation in any material respect of any provision of the license agreement for the use of TRX Content would cause TRX irreparable injury for which it would have no adequate remedy at law, and TRX will be entitled to seek preliminary and other injunctive relief against any such violation. Such injunctive relief will be in addition to, and in no way in limitation of, any and all other remedies or rights that TRX will have at law or in equity.

5.	Ongoing Operational Services

5.1	Ongoing Operational and Technical Support. The hours of operation for the Service Centers (SCs) will be set forth in Exhibit “A”. SCs will be accessible 24 hours a day, 7 days a week, 365 days per year and Siemens shall make available the required dedicated and knowledgeable staff to respond to requests for technical and operational support and information (in person, via pager or via cell phone) 24 hours a day, 7 days a week and 365 days per year. TRX will provide Siemens with access to TRX technical support staff as necessary to facilitate Siemens’ operation of the SCs in accordance with applicable SLAs.

5.2	Service Level Agreement(s). Siemens will be responsible for reporting, on a regular basis, as reasonably requested by TRX, on Siemens’ performance as it relates to the individual SLA requirements for the preceding month. Such reporting shall be in writing and in such form as reasonably requested by TRX.

5.3	Service Improvements. Existing deficiencies or potential improvement opportunities in service levels, whether identified by TRX or Siemens, shall be communicated in writing to the other party(ies) promptly upon discovery. Where improvements or deficiencies are identified, corrective measures shall be identified and implemented by Siemens to ensure continuous improvement of Services. TRX and Siemens shall jointly agree to a timeframe for such deficiencies to be corrected or improvements to be made. Costs associated with correcting deficiencies shall be borne by Siemens; costs associated with implementing improvement opportunities shall be allocated between Siemens and TRX as mutually agreed. Without limiting any rights otherwise available to a TRX, recurring service level deficiencies shall be addressed by TRX and Siemens executives, including each party’s Authorized Representative. The foregoing provision shall be in addition to, and not limitation of, the provisions herein related to SLAs and the consequences of Siemens’ breach thereof.

5.4	Data Maintenance. Siemens shall collect and update all information and data obtained and compiled in the provision of Services and report the same to TRX for such periods and in such formats as reasonably requested by TRX. Siemens shall keep all such data and information in paper format and, to the extent such storage of data does not result in incremental costs to Siemens’ existing infrastructure as defined in Exhibit “C”, electronic format, for a period as determined by TRX. TRX shall, at all times, have access to such data and be able to make copies of such data upon request. Siemens will not charge TRX for such data maintenance services in excess of the fees set forth in Section 7.

5.5

Standard Enhancements. Siemens may, from time to time, improve the performance of the technology platform it uses in providing Services (the “Standard Enhancements”). Siemens will notify TRX, in writing, of such improvements and the cost and Service impact of the same. TRX shall not incur or be liable for any costs associated with Standard Enhancements, unless specifically requested and agreed to in writing, and in such case, only if accepted by TRX, acting reasonably. TRX will use reasonable efforts to respond in writing, indicating or denying consent within 30 days of receiving notice from Siemens of its intent to implement a Standard Enhancement. In situations where consent is denied, both parties shall work together to make such Standard

Enhancements acceptable to TRX. TRX’s written consent is required for any enhancements that impact the Service, including the manner in which Customers interface with TRX or Siemens. Siemens will give TRX at least ninety (90) days advance notice of the scheduled implementation of any Standard Enhancement(s) that may impact the manner in which Customers interface with TRX or Siemens. No Standard Enhancement may lower the obligations of Siemens or reduce the quality of any Service provided.

5.6	Business Continuance and Disaster Recovery Plan. Siemens hereby agrees to implement and maintain the Business Continuance and Disaster Recovery Plan as mutually agreed with TRX, as set forth in Exhibit “C” (the “BCP”). The BCP shall cover plans to provide redundancy for technology and business processes. In addition, Siemens will update from time to time the BCP to include requirements substantially similar to those included in any agreements between TRX and the Customer who is supported by the Services and of which Siemens has been given notice. Any increased costs incurred by Siemens arising directly from implementing such Customer-related updates shall be promptly illustrated for TRX upon its request and if agreed to by TRX will be added to the fees set forth in Section 7. If TRX does not agree to such fees Siemens will not be required to provide such updated Services to the BCP.

5.7	Technology Optimization. To ensure that state of the art technology is used in the performance of the Services, upon TRX’s written request, but not more than once in any twelve (12) month period, Siemens will, at no additional charge to TRX, review with TRX the technology used by Siemens in performing the Services, and technology available in the market. If execution of this review requires a study and investigation through an external agency, or inputs from external experts, and prior expressed written approval is received from TRX, these related external costs will be chargeable to TRX. If at any time new technology is available in the market that renders Siemens products and services obsolete or provides a substantially better way of conducting TRX’s business, Siemens shall make commercially-reasonable efforts to implement such technology, provided that TRX agrees to reimburse Siemens for the net book value of the abandoned equipment. Nothing in this Section shall authorize any change in this Agreement without the execution of a mutually agreeable amendment. Fee reductions resulting from technology optimization will be mutually agreed.

5.8	Reporting Requirements. Siemens shall maintain complete and accurate books, records, information and documentation of Siemens’ performance under the Agreement, to substantiate Siemens’ charges under any invoice. Siemens shall retain such records for a period of three (3) years from the date of completion of all Services under the Agreement.

5.8.1	In addition, for so long as this Agreement is in effect, Siemens shall furnish to TRX:

5.8.1.1

To the extent Siemens is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Siemens, its Affiliates or any of their respective properties, assets or businesses which, if determined or resolved adversely to Siemens, could reasonably be expected to have a materially adverse effect on (1) the business, assets, liabilities, financial condition, results of operations or business prospects of Siemens and its Affiliates taken as a whole, (2) the ability of Siemens to perform its obligations under the Agreement, (3) the validity or enforceability of the Agreement, or (4) the rights and remedies of TRX under the Agreement (a “Material Adverse Effect”).

5.8.1.2	Prompt notice of any change in the senior management of the operating unit of Siemens responsible for providing the Services.

5.8.1.3	Prompt notice of any action taken by a Governmental Authority adversely impacting Siemens’ right or ability to provide the Services or use any of the SCs.

5.8.1.4	From time to time and promptly upon each request, such data, certificates, reports, statements, documents, or further information regarding the business, assets, liabilities, financial condition, results of operations, or business prospects of Siemens, in each case to the extent such information relates to the Services provided to TRX, as TRX may reasonably request.

5.8.2	For so long as this Agreement is in effect, TRX shall furnish to Siemens:

5.8.2.1	To the extent TRX is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, TRX, its Affiliates or any of their respective properties, assets or businesses which, if determined or resolved adversely to TRX, could reasonably be expected to have a materially adverse effect on (1) the business, assets, liabilities, financial condition, results of operations or business prospects of TRX and its Affiliates taken as a whole, (2) the ability of TRX to perform its obligations under the Agreement, (3) the validity or enforceability of the Agreement, or (4) the rights and remedies of Siemens under the Agreement.

5.8.2.2	Prompt notice of any change in the senior management of TRX.

5.8.2.3	Prompt notice of any action taken by a Governmental Authority adversely impacting TRX’s right or ability to receive the Services.

5.8.2.4	From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of TRX or of its Affiliates, in each case to the extent such information relates to the Services provided to TRX, as Siemens may reasonably request.

5.9	Subcontracting. Siemens shall be entitled to subcontract the performance of certain of its obligations hereunder to an Approved Siemens Subcontractor so long as such subcontractor, for the services described in Exhibit A (“Core Services”), has been specifically approved in writing by TRX. So long as Siemens’ utilization of an Approved Siemens Subcontractor does not affect the fees or costs charged to TRX under this Agreement, the specific terms and conditions of Siemens’ agreements with such Subcontractors shall not require TRX’s approval, provided that no such subcontract will result in Siemens providing less than a majority of the Services directly, relieve Siemens of any obligations hereunder or allow the standards of any subcontractor to be any lower than those required of Siemens. In addition, TRX may, as a condition to providing its consent, impose such conditions as it considers reasonably necessary for the performance of Services and protecting of its rights hereunder while some of the Core Services are subcontracted. TRX may revoke its consent to Siemens to subcontract certain Core Services or use a certain subcontractor.

6.	Term

6.1	Term. This Agreement will commence on the Effective Date and will continue for three (3) years (the “Term”) subject to (i) TRX’s right to terminate this Agreement according to Section 16.1, (ii) either party’s right to terminate this Agreement in accordance with the provisions of Section 16.2, and (iii) Payment of applicable Termination fees as set forth in Exhibit G.

6.2	Renewal. Upon giving written notice six (6) months prior to the expiration of the Term (or any renewal period of the Term) the parties to the agreement may extend this Agreement upon mutual agreement among the parties, for an additional three (3) year period. For the extension of this Agreement TRX and Siemens shall review the price and the related services, but all of the terms and conditions hereunder will remain in effect unless amendments hereto are otherwise mutually agreed to by the parties pursuant to Section 10.2.

7.	Fees for Services

7.1	Payment for Services. TRX will pay Siemens the amounts calculated and based upon the rates set forth in Exhibit “D”. *

* CONFIDENTIAL TREATMENT REQUESTED

    *    . Undisputed amounts past due will incur an interest charge of     *    . All amounts hereunder shall be in U.S. Dollars. Any applicable tax, duty, tariff or similar charge assessed by Governmental Authorities with respect to amounts paid by TRX to Siemens in respect of the provisions of the Services hereunder shall be separately detailed on invoices to TRX, shall be borne     *     and shall be in addition to     *    , except that any tax or charge based on the net or gross income or excess profits, receipts, capital, franchise, net worth or business privilege of Siemens, as well as any payroll or other tax or charge related to Siemens’ employees or contractors, shall be borne     *    .

7.2	Labor Rates. Exhibit “D” describes scheduled increases in the price associated with the Services. Except as set forth therein, in no event shall any increases to costs experienced by Siemens cause an increase to any costs to TRX.

7.3	Productivity Gains. Siemens and TRX shall establish and periodically review every six (6) months the productivity goals set for the delivery of the Services. Either party may submit a business case to the other that suggests a method by which such productivity metrics can be improved, including in such business case the specific changes in process required, and the one-time costs of implementing the same. Both parties shall jointly agree on the deployment of the recommended productivity enhancements and the attribution of such one-time costs based on commercial reasonableness.

7.4	Expenses. In addition to the fees and costs described in Exhibit “D”, TRX will reimburse Siemens for all reasonable pre-approved out-of-pocket and documented travel costs and expenses (including transportation and lodging expenses reasonably convenient to TRX’s location) incurred by Siemens personnel in the performance of the Services performed at TRX’s location or at any other location (excluding SCs) requested by TRX in writing.

7.5	Training. With respect to the training provided by Siemens during the initial ramp up of a new process or for the addition of new resources to an existing process or for any additional re-training or supplemental training as requested by TRX, TRX shall compensate Siemens for the cost of TRX specific and other training. Notwithstanding anything to the contrary, Siemens shall provide training relative to (i) all Initial Pre-Process Training (ii) Ongoing Training as a result of attrition or underperformance of its employees of staff and (iii) Ongoing training for accent and Culture, relative to meeting SLA standards of which Siemens has been out of compliance, free of charge to TRX.

8.	Billings and Payments

8.1	Invoicing. Siemens will issue written invoices, monthly in arrears, to TRX for Services rendered, which will include a detailed itemization for the Services and the fees therefore. Billing will start for all employees upon their joining the floor immediately after completion of their initial pre-process training, which is expected to require 3 to 4 weeks. Siemens will issue a summary of the individual invoices to the address referenced in Section 8.3.

* CONFIDENTIAL TREATMENT REQUESTED

8.2	Invoice Form. The invoices delivered pursuant to this Agreement shall also be submitted in a manner and form sufficient to enable the recipient of the Services to claim in respect of any taxes applicable to the relevant payment application. Without limiting the generality of the foregoing, each invoice shall include the date of the invoice and the total amount payable, and shall conform to the invoice template displayed in Exhibit H.

8.3	Address. The invoices relating to the Services shall be addressed to TRX and sent to Chief Financial Officer. The summary billing, as referenced in Section 8.1, shall be sent to the following address:

TRX, Inc.

6 West Druid Hills Drive

Atlanta, GA 30329

Attn: Executive Vice President, Global Solutions and Information

Technology

8.4	Payment. Invoices issued in accordance with this Clause 8 shall be payable in U.S. Dollars and by bank or wire transfer to such account designated by Siemens, as Siemens may notify TRX in writing from time to time.

9.	Exclusivity; Rights of First Offer

Exclusive Segment. With respect to all travel management companies (on-line or off-line) global travel distribution systems providers, travel wholesalers, tour operators, lodging providers and consolidators and airlines who are not currently customers of Siemens (collectively, the “Exclusive Segment”), during the term of the Agreement, Siemens agrees to provide travel transaction processing services (including telephonic reservation support and customer service support) (‘Travel Services”) to such entities only through TRX and pursuant to the terms of this Agreement. All current customers of Siemens as of the date of this Agreement (“Current Siemens Customers”) are set forth on Exhibit “E” attached hereto. Notwithstanding the foregoing, Siemens shall be entitled to provide finance and human resources support functions to third party entities. This Section shall be binding only to Siemens and not its Affiliates.

10.	Agreement and Notices

10.1	Entire Agreement. This Agreement together with the Exhibits to this Agreement constitutes the entire understanding between the parties and supersedes all previous agreements, undertakings, negotiations and discussions, whether oral or written, between the parties covering the subject matters of this Agreement.

10.2

Modification. This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of TRX and of Siemens. No variation of any nature to this Agreement shall be binding unless expressly contained in writing and executed by the Authorized Representatives of TRX and Siemens, and variance from the terms and conditions of this Agreement in any written notification given by either party not in accordance hereof will have no force or effect. Without limiting the generality of this Section 10.2, while Siemens may discuss any proposed changes or modifications to the scope of the Services with TRX, neither TRX nor any Affiliate shall be liable for the cost of any such change or modification until it has been incorporated into the Agreement in accordance with this Section 10.2.

10.3	Waiver. No delay or failure by any party to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

10.4	Severability. If any Section, paragraph or term of this Agreement is determined to be void or unenforceable in whole or in part, the Section, paragraph or term shall be deemed to be severed from this Agreement and shall not cause the invalidity or unenforceability of any other Section, paragraph or term of this Agreement.

10.5	Notices. Any notice that either party is entitled to give shall be deemed to have been duly given to the other party if in writing and delivered personally at the address of the other party or if mailed by postage prepaid registered mail, courier or telefax and sent to the said address. Either party from time to time may change said address to which notice is to be given or mailed. A notice by fax, overnight courier or delivered in person shall be deemed to have been given on the next business day following its transmission. A notice by mail shall be deemed to have been received by the other party on the first business day following its receipt. The address for notices shall be as follows:

If to TRX:

TRX, Inc.

6 West Druid Hills Drive

Atlanta, GA 30329

Attention: Timothy Severt

Executive Vice President Administration & Secretary

Phone: 404.929.6118 Fax: 404.912.7431

If to Siemens:

Siemens Shared Services, LLC

c/o Siemens Corporation

153 East 53rd Street, 56th Floor

New York, NY 10022

Attention: Legal Department

Phone: 212.848.4000 Fax: 212.767.0581

11.	Ownership and Intellectual Property Rights

11.1

TRX Data. TRX will own exclusively all TRX Data and, as between Siemens and TRX, all data of TRX’s customers, including without limitation personal data, prospect information, sales information, Customers’ travel reservation and itinerary information and customers lists and updates (the “Personal Data”) and all other information collected pursuant to this Agreement, including the performance of Services. Siemens will collect and keep such Personal Data confidential and will use such Personal Data only as necessary to perform the Services and in accordance with the confidentiality provisions of this Agreement, the applicable laws of Governmental Authorities relating to the protection of personal information, and in accordance with TRX’s privacy policy set forth on Exhibit “F” (the “Privacy Policy”). For the purposes hereof, the term Customer shall include any past, present or future, actual or prospective customer of TRX, including any person or entity that Siemens may interact with or obtain information on, pursuant to this Agreement including the performance of Services hereunder. TRX shall provide Siemens, and Siemens shall adhere to TRX’s Privacy Policy, as it may be amended or restated from time to time.

11.1.1	Siemens’ use of the Personal Data is on behalf of TRX. Any use or disclosure of the Personal Data by Siemens is for all intents and purposes a use or disclosure by TRX.

11.1.2	Siemens warrants that, with the help of TRX, it will put in place a compliance program and policy (which shall not result in any incremental cost to Siemens) to ensure Siemens’ compliance with the obligations requested by TRX. Siemens further warrants that said program and policy will be fully communicated to its employees providing the Services.

11.1.3	Prior to any disclosure of Personal Data by Siemens to a third party TRX must consent to such disclosure in writing, for the purpose of the protection of Personal Data. TRX shall be entitled to withhold consent to the disclosure of Personal Data by Siemens to a third party as long as a confidentiality agreement satisfactory to TRX has not been signed between TRX and the third party.

11.1.4	Siemens agrees that any and all Personal Data provided to Siemens by TRX, or by TRX for its customers, during the Term shall at all times remain the sole property of TRX and/or its Customers. Unless TRX requests otherwise, Personal Data shall be returned, erased or destroyed by Siemens, together with any copies thereof within thirty (30) days of (i) completion of the Services; or (ii) the day that the Personal Data is no longer useful for the performance of the Services, such day to be defined by TRX, whichever is earlier. In the case of destruction of the Personal Data, Siemens shall confirm such destruction to TRX within five (5) days thereof.

11.1.5	Siemens, on forty-eight (48) hours written notice, agrees to allow TRX or its duly authorised agents reasonable access to those of its premises where TRX’s Personal Data and other information are stored as necessary for the purposes of TRX review to ensure Siemens’ compliance with the requirements of this Section.

11.2	Analyzed Data. Notwithstanding anything in this Agreement, as between TRX and Siemens, TRX will own the results of all analyses using data and use information obtained or created pursuant to this Agreement or any Services, whether or not collected or aggregated by Siemens (“Analyzed Data”). Siemens may use such Analyzed Data solely for the purpose of providing Services to TRX and shall keep such Analyzed Data confidential pursuant to, and will use such Analyzed Data in accordance with, the confidentiality and privacy provisions of this Agreement.

11.3	Limited Use of Marks. Each party warrants and represents that it has full right, title and interest in and to all trade names, trademarks, service marks, symbols, proprietary marks which it provides to the other party (“Marks”) for use related to the Services and/or Deliverables, and that any Marks provided by a party will not infringe the marks of any third party. During the term of this Agreement, the providing party grants to the other party the non-exclusive, non-transferable and royalty-free license to utilize the Marks solely in connection with its obligations hereunder. In this regard, each party will use the other party’s Marks only as specifically authorized and directed. The parties will display, wherever they use any of the Marks owned by the other party, a notice to the effect that such Marks are used under license from such other party, or any notice as the owner the Marks may determine to be appropriate from time to time. All use of Marks shall ensure to the benefit of their respective owners.

11.4	Intellectual Property Rights. Each party will retain all rights in any software, ideas, concepts, know-how, processes, development tools, training materials, techniques or any other proprietary material or information that it owned or developed prior to the date of this Agreement, or acquired or developed after the date of this Agreement. Notwithstanding the foregoing, but subject to any third party rights or restrictions, TRX will own the Deliverables and all related Intellectual Property and Siemens hereby assigns all Intellectual Property Rights and will obtain all waivers of moral rights in relation to the Deliverables. To the extent such rights may not be assigned to TRX, Siemens grants to TRX, perpetual, royalty-free non-exclusive license to use and reproduce such portions of the Deliverables. Notwithstanding anything to the contrary in this Agreement, Siemens will retain all right, title and interest in and to all software, development tools, know-how, methodologies, processes, technologies or algorithms used in performing the Services and/or producing the Deliverables which are based on trade secrets or proprietary information of Siemens or are otherwise owned by or licensed to Siemens and which are not developed for TRX in the provision of Services.

12.	Confidential Information, Non-Solicitation and Non-Competition

12.1

Confidential Information. Each party hereby agrees to disclose to the other party such Confidential Information as the Disclosing Party considers necessary pursuant to this Agreement. “Confidential Information” includes all information, in any form, furnished or made available directly or indirectly by Disclosing Party to Receiving Party that is (i) marked confidential, restricted, proprietary, or with a similar designation, or (ii) disclosed orally and identified as confidential at the time of disclosure or (iii) by its nature or the circumstances surrounding disclosure ought to be treated as Confidential Information. Confidential Information shall include all patents and patent applications, trade secrets, copyrighted information, price lists, business plans, data, materials, products, technology, computer programs, specifications, manuals, ideas, techniques, processes, know-how, inventions, models, drawings, algorithms, source code documents and other information disclosed or submitted in writing, orally or by any other tangible media. Any such materials, documents and information that were delivered to the other party prior to the date of this Agreement are Confidential Information. As used herein, the term “Disclosing Party” means the party disclosing Confidential Information to the other party or on whose behalf Confidential Information is disclosed, and the term “Receiving Party” means the party receiving the Disclosing Party’s Confidential Information.

12.1.1	Non-disclosure. During the Term and thereafter, each party agrees that it will (a) use such Confidential Information only as is necessary to perform its obligations under this Agreement and (b) hold such Confidential Information in strict confidence from the date of its receipt using at least the same degree of care which such party employs for its own similar confidential information (but not less than reasonable care), and (c) not disclose such Confidential Information to any person except its directors, officers, employees and other representatives who have a need to know the Confidential Information for the purposes of this Agreement, provided the party obtains from such directors, officers, employees and other representatives, in advance of any disclosure, their agreement to keep same confidential on the terms and conditions that apply to the party pursuant to this Agreement. Notwithstanding the foregoing, Confidential Information consisting of sales and marketing research, accounting and financial information, and business practices and policies will only be subject to the restrictions of this Section 12.1.1 during the Term and for a period of two (2) year thereafter.

12.1.2	Confidential Information shall not include the following (the “Non-Confidential Information”):

(i)	any information that is in the public domain at the date of disclosure by Disclosmg Party to the Receiving Party or which, after such disclosure, enters the public domain through no breach of any obligation owed Disclosing Party (but only after it enters the public domain);

(ii)	any information that the Receiving Party can prove is already known to Receiving Party at the time of Disclosmg Party’s initial disclosure of such information to Receiving Party;

(iii)	any information that the Receiving Party can prove became known to Receiving Party from a source other than Disclosing Party other than by the breach of any obligation of confidentiality owed to Disclosing Party; or

(iv)	any information that the Receiving Party can prove is independently developed by Receiving Party.

However, where any combination of information disclosed contains both Confidential Information and Non-Confidential Information, such combination shall be deemed to be Confidential Information.

12.1.3	The Receiving Party shall be entitled to disclose Confidential Information if required by a court of competent jurisdiction or regulatory body provided that (i) the Receiving Party shall take such steps as are necessary to maintain the confidentiality by such court or regulatory body and (ii) the Receiving Party shall provide the Disclosing Party with immediate written notice of any request or anticipated request for disclosure so as to permit the Disclosing Party to seek a protective order or other appropriate remedy. Notwithstanding anything to the contrary, TRX shall be entitled to make such disclosures as required under applicable securities legislation or as TRX deems appropriate for the purpose of complying with applicable securities legislation.

12.1.4	Receiving Party shall notify Disclosing Party immediately upon discovery of any unauthorized (whether existing, anticipated or threatened) use or disclosure of Confidential Information, or any other breach (whether existing, anticipated or threatened) of this Agreement by Receiving Party, and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party maintain or regain possession of such Confidential Information and prevent its unauthorized use or further unauthorized use.

12.1.5	Receiving Party shall return all originals, copies, reproductions and summaries of Confidential Information upon the earlier of the expiration or termination of this Agreement or Disclosing Party’s request, or at Receiving Party’s option, destroy and certify destruction of the same.

12.1.6	Receiving Party acknowledges that the Disclosing Party will suffer irreparable harm as a result of breach of any of the non-disclosure and confidentiality clauses contained in this Agreement and that legal remedies are inadequate; therefore the Receiving Party agrees that, in addition to any damages and other remedies that the Disclosing Party may be entitled to as a result of such a breach, in the event of any such breach the Disclosing Party shall be entitled to an order from a court of competent jurisdiction restraining the Receiving Party from breaching or continuing to breach any of those provisions and otherwise requiring specific performance of the foregoing provisions.

12.1.7	Subject to the provisions of Section 11.4, all Confidential Information is and shall remain the property of the Disclosing Party. By disclosing information to Receiving Party, Disclosing Party does not grant any express or implied right to Receiving Party to or under Disclosing Party’s property including without limitation, Disclosing Party’s patents, copyrights, trademarks, industrial designs or trade secrets.

12.1.8	The terms of confidentiality under this Agreement shall not be construed to limit either party’s right to independently develop or acquire products without use of the other party’s Confidential Information.

12.2	Protection of TRX’s Confidential Information.

12.2.1	Siemens shall ensure the security and confidentiality of TRX Data and have documented procedure showing such compliance.

12.2.2	Siemens shall ensure that TRX Data is not in any way linked or related to any other data that is processed in or by Siemens.

12.2.3	Siemens shall use and/or hold TRX Data for only the purposes and in the manner directed by TRX and shall not otherwise modify, amend or alter the contents of or disclose such TRX Data to any third party unless specifically authorized by TRX and shall take all such steps as may be necessary to safeguard such TRX Data.

12.2.4	Siemens shall ensure that only those personnel employed specifically for the performance of the Services, as well as other administrative personnel supporting the performance of the Services, are allowed access to TRX Data systems and in accordance with any requirements and mutually agreed procedures.

12.2.5	Siemens shall ensure that:

12.2.5.1	All access to TRX systems through Siemens desktops or other means accessible by Siemens, its employees or agents is controlled by means of secure passwords assigned to each individual or named person allowed access to TRX systems and by any other security devices as requested by TRX;

12.2.5.2	Passwords or associated security devices associated with each individual are not divulged to any other person;

12.2.5.3	Passwords are changed at a maximum interval of 90 days and the mutually agreed password repeat policy is followed by the relevant user at any time;

12.2.5.4	In the event that any person who has been allowed access to TRX systems is no longer employed by Siemens for the performance of Services, or no longer authorized to have such access to TRX systems, such access and/or relevant passwords shall be removed immediately and TRX shall be notified immediately;

12.2.5.5	Siemens allows and cooperates with semi-annual security audits as requested by TRX; and

12.2.5.6	In the event that any breach or suspected breach of the data security provisions of this clause is discovered by either Siemens or TRX, mutually agreed action will be initiated immediately and such breach will be reported to the other party immediately.

12.2.6	TRX represents that TRX is responsible for the integrity and security of access to TRX systems through TRX desktops or other means accessible by TRX, its employees or agents

12.3	Non-Solicitation. During the term of this Agreement and for a period of one (1) year after the date of termination of this Agreement, except as otherwise expressly provided for herein or mutually agreed to by the parties in writing, neither party will, directly or indirectly, solicit any of the other party’s employees who have been employed pursuant to this Agreement and have had contact with one another as a result thereof.

12.4	Non-Competition. Siemens acknowledges that it will gain extensive and valuable experience and knowledge in TRX’s business and with respect to its Customers pursuant to Siemens’ activities under the Agreement and may have extensive contacts with Customers as a result of its performance of the Services. Accordingly, during the term of the Agreement and for a period of two (2) year following either the expiration of the Agreement or the termination of the Agreement by TRX pursuant to Section 16, Siemens shall be prohibited from performing the Travel Services offered by TRX as of the date of this Agreement to third parties, directly or indirectly (including through the ownership of any interest in, or receipt of any benefit in connection with, another entity performing such services), independently or jointly with others, for or on behalf of any entity included within the Exclusive Segment (other than for Current Siemens Customers). In addition, during the term of the Agreement or the termination of the Agreement pursuant to Section 16, TRX shall be prohibited from performing such Travel Services, directly or indirectly (including through the ownership of any interest in, or receipt of any benefit in connection with, another entity performing such services), independently or jointly with others, for or on behalf of any entity set forth on Exhibit “E” attached hereto. This Section 12.4 shall be binding upon TRX and its Affiliates, and upon Siemens; this Section 12.4 shall not be binding upon Affiliates of Siemens. Notwithstanding the foregoing, neither Siemens nor TRX shall be prohibited from performing Travel Services for WorldTravel Partners I, LLC or its Affiliates.

13.	Representations and Warranties

13.1	Representations and Warranties of TRX and Siemens. TRX and Siemens each hereby represents and warrants to the other as follows:

13.1.1	It is, as to Siemens, a limited liability company duly organized and validly existing under the laws of the State of Delaware, and as to TRX, a corporation duly organized and validly existing under the laws of the State of Georgia;

13.1.2	It has full power, authority and legal right to enter into, deliver and perform this Agreement;

13.1.3

The execution and delivery of this Agreement and the performance of its obligations under this Agreement (i) do not require the approval or consent of any person, (ii) will not conflict with, or constitute a violation of, (A) any of the terms or provisions of any material agreement to which it is a party or which purports to be binding on it or its property or (B) any applicable law, rule or regulation or any order, judgment, or decree of any governmental authority;

13.1.4	This Agreement has and shall have been duly authorized, executed and delivered and constitutes and shall constitute the valid and legally binding obligation of such party, enforceable in accordance with its respective terms under the applicable laws of such party’s principal place of business.

13.2	Representations and Warranties of Siemens. Siemens hereby represents and warrants to TRX as follows:

13.2.1	Standard of Care. Siemens will use all reasonable professional skill and care in the provision of the Services under this Agreement and will ensure that the personnel used to provide such Services have the skill, experience, qualifications and knowledge necessary to carry out the tasks allocated to them.

13.2.2	Conformance of Deliverables. At the time of delivery, each Deliverable will conform to mutually agreed specifications and TRX’s requirements set forth therein, and Siemens shall correct and remedy, at no cost to TRX, any defect, malfunction or non-conformity that prevents such Deliverable from conforming and performing as warranted, except to the extent caused by TRX.

13.2.3	Non-Infringement. Neither any ideas, methods, techniques, deliverables, works, materials, or information utilized by Siemens, nor the performance of any Services by Siemens, will infringe upon or violate the rights of any third party and TRX will receive free and clear title to all Deliverables, works, materials, or information delivered, prepared and/or developed by Siemens in connection with the Agreement.

13.2.4	Compliance with Laws. As applicable to the performance of the Services, Siemens shall comply with Applicable Laws, and shall obtain all licenses, permits, permissions and consents, which may be required, of or by any Governmental Authority. Additionally, Siemens shall comply with all applicable labor, employment, workers rights and similar laws in connection with the Services. Should amendments to Applicable Laws require changes in the manner in which Services or Deliverables are provided under this Agreement, such changes shall be deemed a service improvement requested by TRX as provided in Section 5.3.

13.2.5

Anti-Bribery; Anti-Corruption. Siemens will comply with TRX’s program for ensuring compliance with the Foreign Corrupt Practices Act and other national, international and provincial laws concerning the prevention of bribery and corruption, and Siemens will execute, when requested by TRX, a “certification” document to that effect. Siemens represents that neither it nor any of its directors, officers, employees, or agents is an official, agent, or employee of any government, governmental agency, or political party or a candidate for any political office as of the date first above written. Siemens will promptly notify TRX of the occurrence of any event that would or may result in an exception to the foregoing. Siemens will not promise, or authorize payment, or pay any compensation, or give anything of value to, any official, agent, or employee of any government or governmental agency, or to any political party or officer, employee, or agent thereof, or any candidate for political office, whether directly or indirectly, in the name of, on behalf of, or for the benefit of TRX. Siemens will require its directors, officers, employees, and agents to comply with the foregoing requirements. Siemens will notify TRX immediately of any violation or suspected violation of the above requirements.

13.3	Continuing Nature. The representations above will be treated as continuing, made by each party with the same effect as though the representations had been made again on, and as of, each day that this Agreement is in force.

14.	Indemnification / Insurance

14.1	Indemnity. To the fullest extent permitted by law, Siemens shall release, indemnify, defend and hold harmless TRX, its Affiliates, and its and their directors, officers, employees and agents (collectively, the “TRX Indemnified Parties” and individually, a “TRX Indemnified Party”) from and against any and all claims, damages, losses, fines, civil penalties, liabilities, judgments, costs and expenses of any kind or nature whatsoever (including, but not limited to, interest, court costs and attorney’s fees), which in any way arise out of or result from any negligent act(s) or omission(s) by Siemens (or anyone directly or indirectly employed by Siemens or anyone for whose acts Siemens may be liable) in the performance or nonperformance of Siemens’ obligations under this Agreement, including but not limited to injury to or death of any person (including employees), damage to or destruction of any property, real or personal (including but not limited to property owned, leased or under the control of TRX), and liability or obligations under or with respect to any violation of Applicable Laws (including but not limited to those concerning environmental protection), in each case except to the extent that the damage, loss or injury complained of arises out of the negligence or willful misconduct of a TRX Indemnified Party. This Section shall not be construed to negate, abridge or otherwise reduce any other right to indemnity which would otherwise exist in favor of any TRX Indemnified Party, or any other obligation of Siemens, its officers, directors, employees, agents or contractors to indemnify a TRX Indemnified Party. Siemens’ obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits paid or payable by Siemens under workers’ compensation acts, disability benefits acts or other employee benefit laws or regulations.

14.2	Siemens Insurance. Siemens agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance with the specified limits of liability during the term of this Agreement:

14.2.1	Workers’ Compensation and Employer’s Liability Insurance:

14.2.1.1	Statutory Worker’s Compensation, or any alternative plan of coverage as permitted or required by Applicable Law, including occupational disease in accordance with the law.

14.2.1.2	Employer’s Liability Insurance with limits of * per employee by accident/ * per employee by disease/ * policy limit by disease (or, if higher, the policy limits required by Applicable Law).

14.2.2	Commercial General Liability Insurance (including coverage for Contractual Liability assumed by Siemens under this Agreement to the extent that such contract liabilities can be insured under a standard Commercial General Liability policy without endorsement, Premises-Operations, Completed Operations—Products, Independent Contractors and explosion, collapse, and underground property damage hazards) providing coverage for bodily injury, personal injury and property damage with combined single limits of * per occurrence and * in the aggregate per Siemens policy year.

14.2.3	Commercial Business Automobile Liability Insurance including coverage for all owned, non-owned, leased, and hired vehicles providing coverage for bodily injury and property damage liability with combined single limits of not less than * per occurrence and * in the aggregate per Siemens policy year, except as may otherwise be required by Applicable Law.

14.2.4	Professional Liability (also known as Errors and Omissions Liability) Insurance covering acts, errors and omissions arising out of Siemens’ professional operations or Services in an amount not less than * per occurrence and * in the aggregate per Siemens policy year.

14.2.5	Comprehensive Crime Insurance, including Employee Dishonesty and Computer Fraud Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Siemens employees, acting alone or with others, in an amount not less than * per occurrence and * in the aggregate per Siemens policy year.

14.2.6	All-risk property insurance covering loss or damage to Siemens owned or leased Equipment and other assets in an amount not less than the full replacement cost of such equipment and assets.

14.2.7	Excess liability insurance coverage in an amount of * per occurrence and in the aggregate per Siemens policy year in excess of the insurance policies 14.2.1.2, 14.2.2 and 14.2.3.

14.3

Approved Companies. All such insurance shall be procured with reputable insurance companies and in such form as is usual and customary to Siemens’ business. Such insurance companies shall maintain a rating at least “A” and be at

* CONFIDENTIAL TREATMENT REQUESTED

least a Financial Size Category VIII as both criteria are defined in the most current publication of Best’s Policyholder Guide.

14.4	Endorsements. Siemens’ insurance policies as required herein under Sections 14.2.2 and 14.2.3 if needed shall name TRX, its Affiliates and their respective officers, directors and employees as Additional Insureds for any and all liability arising at any time in connection with Siemens’ performance under this Agreement except to the extent that damage, loss or injury arises out of the negligence or willful misconduct of a TRX Indemnified Party. Each policy shall provide that it will not be canceled or materially altered except after thirty (30) days advance written notice to TRX. Should any policy expire or be canceled during the Term and Siemens fails to immediately procure replacement insurance as specified, TRX reserves the right (but not the obligation) to procure such insurance and to deduct the cost thereof from any sums due Supplier under this Agreement. All insurance required under this Section 14.2 shall be primary insurance, but only when responding to Siemens’ obligations to a TRX Indemnified Party, and any other valid insurance existing for TRX’s benefit shall be excess of such primary insurance. Siemens shall obtain such endorsements to its policy or policies of insurance as are necessary to cause the policy or policies to comply with the requirements stated herein.

14.5	Certificates. Siemens shall provide TRX with certificates of insurance evidencing compliance with this Section (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall provide that the issuing company, shall not cancel, reduce, or otherwise materially alter the insurance afforded under the above policies unless notice of such cancellation, reduction or material alteration has been provided at least thirty (30) days in advance to TRX.

14.6	No Implied Limitation. The obligation of Siemens to provide the insurance specified herein shall not limit in any way any obligation or liability of Siemens provided elsewhere in this Agreement.

14.7	Insurance Subrogation. With respect to insurance coverage to be provided by Siemens pursuant to this Section, the insurance policies shall provide that the insurance companies waive all rights of subrogation against Siemens, TRX and TRX’s Affiliates, officers, directors and employees.

15.	Limitation of Liability

15.1	It is expressly understood and agreed that neither party will be liable to the other, whether by way of indemnification or contribution or otherwise, for any indirect, incidental, special or consequential damages, including without limitation, lost revenues, lost profits, loss of use or loss of bargain consequential damages or lost profits, except pursuant to such party’s indemnification obligations in respect of a third party claim for such damages.

15.2	Neither party shall have liability in respect of any breach of this Agreement to the extent that the same is caused by any breach of this Agreement on the part of the other party.

15.3	Except with respect to Section 14.1 or Section 12 of the Agreement, the liability of each party to the other under any provision of this Agreement shall be limited to an amount equal to the amounts actually paid by TRX to Siemens pursuant to this Agreement. The existence of more than one claim shall not enlarge or extend the limit. TRX releases Siemens from all obligations, liability, claims or demands related to the Services and Deliverables supplied by Siemens to TRX under this Agreement in excess of the limitation provided for in this Section.

16.	Termination

16.1	Termination for Convenience. Following the first anniversary of the date of this Agreement, TRX may terminate this Agreement for any reason upon giving 180 days notice, without further obligation to Siemens, except TRX’s obligation to pay for Services performed prior to such termination and up to the expiry of the notice period, and TRX’s obligation to pay the corresponding termination fee set forth in Exhibit “G”.

16.2	Termination for Cause.

16.2.1	Events of Default. Each of the following events shall be deemed to be an “Event of Default”;

(a)	Either Party fails to make any undisputed payment under this Agreement when due, and such failure continues for thirty (30) calendar days after the defaulting Party receives written notice thereof;

(b)	Either Party fails to perform or observe any other material obligation for at least thirty (30) days after receipt of written notice of its breach thereof;

(c)	Any material representation or warranty of either Party, made pursuant to Section 11.3, Section 13, is incorrect in a material respect when made or when deemed to be made, remains material when discovered (“Misrepresentation”), and, if the effect of such Misrepresentation if curable, is not cured within thirty (30) days after the defaulting Party’s receipt of written notice thereof from the other Party. If the effect of such Misrepresentation is not curable, an Event of Default shall exist immediately upon receipt of such written notice;

(d)	With respect to Siemens, Siemens fails to maintain the insurance required by this Agreement;

(e)	Siemens, any Affiliate of Siemens who is providing the Services or supporting Siemens in the provision of the Services (a “Supporting

Affiliate”), or any party having an ownership interest in Siemens or a Supporting Affiliate shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing;

(f)	A case or other proceeding shall be commenced against Siemens or its Affiliate in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Siemens or its Affiliate, or of all or any substantial part of the assets, domestic or foreign, of Siemens or its Affiliate, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against Siemens or its Affiliate (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered;

(g)	A Change of Control shall occur with respect to Siemens, where a “Change of Control” means: (i) the acquisition, other than by a Siemens Affiliate (A) of beneficial ownership of 50% or more of the voting securities or other evidences of ownership of Siemens, (B) directly or indirectly, through voting securities or other evidences of ownership, contract or other means, of the power, in fact, (i) to elect a majority of the board of directors or governing body of Siemens or (ii) to direct the policies of or manage or govern the business or operations of Siemens, or (C) of substantially all of the assets of such entity; or (ii) the merger, consolidation or reorganization of Siemens other than with or into a Siemens Affiliate;

(h)	Siemens shall fail to comply with any SLAs for more than a total of 90 days in any one-year period, or fail to comply with any two or more SLAs for a combined total of more than 90 days in any one-year period;

Either party will have the right, at any time following the occurrence of an Event of Default by the other party (but for greater certainty, not during the applicable cure period, if any), to terminate this Agreement effective on thirty (30) days advance notice to the other party, except for an Event of Default pursuant to subsections (d) through (h) above in which case termination will be effective upon receipt of the notice of termination. If the Event of Default occurs pursuant to subsection (h) then TRX shall have the option to terminate the Agreement or elect to terminate specific components of the Services related to such breach and receive a corresponding reduction of fees charged hereunder arising from the reduction of the Services. So long as the related Event of Default continues for a period of 10 days or less, an Event of Default shall not occur if solely due to a cause attributable to Force Majeure.

16.2.2	Liquidated Damages or Service Credits. Siemens shall immediately advise TRX in the event that Siemens cannot perform the Services or any portion thereof as required. In addition to any other remedies TRX has pursuant to this Agreement, in the instance of Siemens being in default hereunder, except if by reasons of Force Majeure, Siemens agrees to reimburse TRX for any liquidated damages or similar charges owed by TRX to Customers for such failures to perform the Services. Siemens shall, reimburse TRX for such damages as a service credit adjustment against invoiced charges submitted to TRX in the billing cycle immediately following the date on which such Siemens liability was established.

16.3	Transition. In the event of termination of this Agreement, (i) Siemens shall cooperate with TRX to assist in the orderly transition of Services to TRX or to any third party as TRX may direct, in a professional manner, using reasonable efforts to avoid any disruption or interruption to the Services, (ii) such transition services to be provided at TRX’s sole discretion and at TRX’s sole cost based on the applicable fees set forth in Exhibit “G” and ongoing fees set forth in Exhibit D, for a minimum period of 90 days, not exceeding 180 days, after notice of termination has been given, (iii) as directed by TRX, Siemens shall remove all software and equipment and other information and materials provided by TRX and shall deliver such software and equipment and the Deliverables to TRX and (iv) Siemens enter into a transition services agreement for a period of three (3) years at TRX’s request in the event TRX exercises its rights under Section 16.4. Upon TRX’s request, Siemens shall provide training to TRX or a third party, with the cost of Siemens’ personnel providing the training at mutually agreed costs at that time.

16.4

Transfer. Upon expiration or termination of this Agreement by TRX, TRX shall have the option to (a) purchase all or a portion of the furniture, fixtures, equipment and any other assets used by Siemens to provide the Services and to operate the SCs in a manner substantively similar to the way they were run during the one year period proceeding such expiration or termination, and (b) to hire all of any portion of the personnel providing the Services, as further described on Exhibit “A”. Such assets will be sold to TRX at a price equal to fully depreciated book value on a straight line basis and such personnel will be transitioned to TRX at the charge as set forth in Exhibit “G”. Additionally, at TRX’s option, Siemens will make available and charge TRX a facilities rental rate for the SCs in the amount set forth in Exhibit “D” for up to 3 years. Such option must be exercised by TRX before the expiration or termination of the Agreement and Siemens shall provide TRX with assistance and support with the purchase and transfer of such assets and personnel without any additional charge other than as defined in the Exhibit “G”. The business options provided to TRX above are subject to the corresponding financial obligations set forth in Exhibit G.

16.5	Bid Assistance. In the event of termination or expiration of this Agreement, Siemens shall, at TRX’s request, provide TRX with reasonable assistance required by TRX in order to prepare a request for proposal (“RFP”) for the Services or for any component of the Services. Such bid assistance shall be provided at a cost to TRX as mutually agreed by the parties and shall include, without limitation, providing organizational charts of Siemens outlining the resources necessary to provide the Services, lists of all Siemens and third party software used in providing the Services including a description of all applications, a high level summary of costs related to the provision of the Services and suggested vendors for component parts of the Services and support with negotiating terms with such vendors.

16.6	Business Insurance. In the event of termination or expiration of this Agreement, Siemens shall maintain in force adequate business insurance coverage to support any liabilities or potential liabilities it could have with respect to the Services provided to TRX.

17.	Disputes and Arbitration

17.1	Disputes Generally. The parties hereby undertake to use good faith efforts to settle all disputes arising under this Agreement and will schedule a telephonic or face-to-face meeting between (at a minimum) their respective Authorized Representatives to attempt to resolve said dispute. Any dispute that the parties are not able to resolve independently shall exclusively be submitted to mandatory and binding arbitration at the election of any Party (the “Disputing Party”) by a single arbitrator pursuant to the mandatory conditions set out below:

(a)

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, which has not been resolved by negotiation as provided herein within 90 days of the initiation of such procedure shall be determined by arbitration in a mutually agreed upon location, or if no agreement can be reached as to location in the State of Georgia. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Comprehensive

Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction.

(b)	Should it become necessary to resort to court proceedings to enforce a party’s compliance with the dispute resolution process set forth herein, and the court directs or otherwise requires compliance herewith, then all of the costs and expenses, including its reasonable attorneys’ fees, incurred by the party requesting such enforcement shall be reimbursed by the non-complying party to the requesting party.

(c)	The parties agree to keep all disputes arising under this Agreement confidential except as necessary in connection with a judicial challenge to or enforcement of an award, or unless otherwise required by law or judicial decision. The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

17.2	Exceptions. Notwithstanding the foregoing, either party may bring a limited action in an appropriate judicial forum seeking enforcement or equitable relief from the other party’s breach of the provisions in Sections 11.4,12 and 16.4.

18.	General Terms

18.1	Compliance with Law. Each of the parties will perform its obligations under this Agreement in compliance with all applicable laws, ordinances and regulations and will obtain and maintain in full force and effect, any permits, licenses, consents, approvals and authorizations necessary for the performance of its obligations hereunder.

18.2	Audit Right. Upon reasonable notice, TRX may audit or cause an independent third party who agrees to be bound by the confidentiality provisions of this Agreement to audit: (i) the Services being performed hereunder; (ii) those books and records of Siemens that are created as a result of the performance by Siemens of the Services hereunder and are the subject matter of this Agreement. Siemens shall maintain books and records with respect to performance of the Services hereunder that delineates all information necessary to facilitate the transfer contemplated by Section 16.4 of this Agreement

18.3	Publicity. Either party will obtain the other’s prior written consent, which will not be unreasonably withheld or delayed, before publicizing any information about this Agreement except where otherwise required by applicable laws or regulations. Notwithstanding anything to the contrary, the parties acknowledge and accept that TRX shall be entitled to make all such disclosures as TRX considers, in its sole discretion, necessary or desirable pursuant to applicable laws, regulations or rules or pursuant to the rules, decisions, orders or requests of applicable securities exchanges or other Governmental Authorities.

18.4

Relationship of Parties. Siemens and any TRX will be and will act as independent contractors, and neither party is authorized to act as an agent or partner of, or joint venturer with, the other party for any purpose. Neither party by virtue of this Agreement will have any right, power, or authority to act or create any obligation, express or implied, on behalf of the other party. Under no circumstances shall any Siemens employees utilized by Siemens to perform the Services be deemed employees of TRX. TRX and Siemens are not joint employers for any purpose under this Agreement. Siemens shall bear sole responsibility for payment of compensation to its personnel. Siemens shall withhold, pay and report any and all taxes imposed by any Governmental Authorities, including, but not limited to income tax withholding, social security taxes, employment head taxes, and unemployment insurance, as required in accordance with applicable law with respect to all personnel assigned to perform the Services, as employees of Siemens. Siemens shall bear sole responsibility for any health or disability benefits, retirement benefits, or welfare, pension or other benefits (if any) to which such personnel providing Services hereunder may be entitled. Siemens agrees to defend, indemnify, and hold harmless TRX, TRX’s officers, directors, employees and agents, any benefit plan sponsored by TRX, and any fiduciaries or administrators of any such benefit plan, from and against any claims, liabilities, or expenses relating to any claim by Siemens’ personnel for compensation, tax, insurance, or benefits from TRX of any benefit plan sponsored by TRX.

18.5	Governing Law. This Agreement, and any and all claims that may arise in connection with the Services, will be governed by the substantive laws of the State of Georgia without consideration of its principles of conflicts of laws.

18.6	Survival. Any and all obligations under this Agreement which, by their very nature should reasonably survive the termination or expiration of this Agreement will so survive, including, but not limited to, those arising from the indemnity, governing law, confidentiality, non-solicitation and non-competition provisions of this Agreement.

18.7	Assignment. Neither this Agreement nor any rights granted hereby may be assigned by either party without the prior written consent of the other party, which consent will not be unreasonably withheld. Any assignment attempted without such prior written consent shall be void. Notwithstanding the foregoing, either party may assign this Agreement, in whole or in part, to an Affiliate, or, with Siemens’ prior written consent (which consent shall not be unreasonably withheld) TRX may assign this Agreement, in whole or in part, by way of security to a creditor or in the context of a corporate reorganization.

18.8	Multiple Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.

18.9	Remedies Cumulative. Each right and remedy provided for in this Agreement, or now or hereafter existing at law, in equity or by statute or otherwise, shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of such rights or remedies shall not preclude the exercise of that right or remedy in the future or the exercise of any other right or remedy at any time.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Siemens Shared Services, LLC

By:	/s/ Denice Kronau	By:	/s/ David Aiken
Name:	Denice Kronau	Name:	David Aiken
Its:	President	Its:	CFO

TRX, Inc.

By:	/s/ Victor P. Pynn
Name:	Victor P. Pynn
Its:	EVP, Global Solutions & Information Technology

EXHIBIT “A”

SERVICES

Description of Services:

The Services to be provided under this Agreement include the full compliment of TRX product and service offerings (both voice and non-voice) for TRX’s Customers, including the following:

•	RESX: A self-service reservation tool that allows corporate travelers to book policy- compliant air, car, and hotel reservations online.

•	CORREX: A solution providing automated quality control, PNR finishing, policy compliance, reservation improvement, client messaging, auto-ticketing, and pre-trip reporting services.

•	TRANXACT: A suite of services supporting post-ticketing processing and fulfillment activities, including ticket printing and distribution, exception processing, ARC and BSP settlement, and management reporting.

•	DATATRAX: A solution that aggregates, enhances, and reports on global travel and financial data records; receives clients’ data records – requiring no pre-formatting of the source file – and consolidates records into a single source; combining different, but related, data, DATATRAX then enhances the records; also able to deliver information back to clients in any format, or provide Web-based access to TRX’s own reporting tool, which is also part of the DATATRAX solution.

•	SELEX: a complete suite of customer care services and technologies designed for the travel industry, encompassing shopping and booking technologies, traveler support services, training design and delivery, and a GDS agnostic scripting engine.

The Live Date for the foregoing services is to be mutually agreed, with the date not to precede the effective date of the Agreement.

Service Centers:

•	Bangalore facility will commence operations immediately. Operating hours for all facilities will be 24 hours a day, every day of the year, unless otherwise agreed by TRX and Siemens.

Staffing Levels:

•	Siemens’ organization providing the Services shall include the following categories of personnel with respect to each SC:

Role	Full Time/ Part Time	Costs allocated in the pricing - Yes/No
Operations Director (Center Director)	Full Time	*
Operations Manager	Full Time	*
Team Leader	Full Time	*
Agents (voice/non-voice)	Full Time	*
Quality Assurance	Full Time	*
Workforce Management	Full Time	*
Trainers	Full Time	*
HR & Admin Support	Part Time	*
IT Support	Part Time	*
Finance Support	Part Time	*
Project Implementation Team *	Part Time	*

*	The costs involved for dedicated project teams are not part of the current pricing model and will be charged to TRX separately at the project resource pricing described on Exhibit D.

•	The support teams such as HR & Admin, IT and Finance will provide functional support to the operations as on need basis. For example, the IT support team will provide support in activities like desktop maintenance, AMCs etc, and will not be responsible for architecting / optimizing solutions, delivering productivity gains, etc., except as specifically set forth in the Agreement. These support teams will work under the supervision of the respective group heads of Siemens during the build and operate phases. The Siemens resources assisting the implementation will work on a part time basis. (The cost of these Siemens resources is included in the rate per Productive Hour described on Exhibit D).

•	Also included among the services are housekeeping, electricity charges, printing & stationary, staff welfare expenses, facility maintenance, air-conditioning, security charges, and catering and transportation charges for a 3-shift operation. (The cost of these items is included in the rate per Productive Hour described on Exhibit D).

•	The staffing ratios at each SC (the cost of these items is included in the rate per Productive Hour described on Exhibit D) shall be as follows:

Agent to Team Leader	-	*
Team Leader to Manager	-	*
Manager to Center Director	-	*
Agent to WFM	-	*
Agent to Trainer	-	*
Agent to Quality assurance	-	*

•	For the avoidance of doubt, TRX shall in all events determine the number of agents utilized by Siemens in conducting the services under the Agreement.

* CONFIDENTIAL TREATMENT REQUESTED

Assets:

Assets to be provided by Siemens (included in the rate per Productive Hour described on Exhibit D) include the following:

Infrastructure	ForRoles	Specifications of the Infrastructure
Desktop PC	• Agents • Trainers • Team Leaders • HR & Admin • IT Support • Finance	• * , • * • * • * • * • * • * • * • * • *

Laptop	• Operations Manager • Operations Director • Quality Assurance • HR • IT • Trainer	• * • * • * • * • * • *

Servers (ACD, Exchange, File Store, DHCP, Anti Virus)	All	• * • * • * • * • * • *

•	Telecom infrastructure assumed are as follows, with any changes to be mutually agreed upon:

•	*

•	*

•	*

•	*

•	*

Training:

Initial Pre-Process Training: accent, geography, and culture     *    .

Product Classroom Training – campaign / function specific (    *     / varies by product) and Nesting (OTJ –     *    ) will be conducted via (i) Train-the-Trainer sessions conducted by TRX for Siemens and (ii) Siemens trainers conducting agent training activities.

Ongoing Training: Any training of new agents required as a result of attrition (both Initial Pre-Process Training and Product Classroom Training).

(Costs for Siemens training activities are     *    , as described on Exhibit D and clarified in Section 7.5 of The Agreement.)

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT “B”

SLAS

SLAs applicable to Siemens and the Services provided under the Agreement shall be established from time to time by TRX, in consultation with Siemens, and shall be based on the applicable process-by-process service level agreements contained in TRX’s agreements with Customers. Except as specifically noted below, the responsibility to ensure that the employee achieves the service levels lies with Siemens, with TRX providing strong secondary management support.

1.	Specific SLA terms will be added to the Agreement by TRX at its sole discretion and timing

2.	These specific SLA terms may not exceed the terms in place at TRX’s equivalent onshore location. The specific terms will be equal to the onshore counterpart when the timing and accuracy of inputs are equivalent

3.	Siemens must comply with the terms of a specific SLA within 5 months of the terms being established

TRX will ensure that all the necessary training is given to Siemens’ employees to achieve the desired levels of performance. To achieve the SLAs and the desired levels of performance TRX will employ all its policies, which are being employed by them in their SCs globally. They will have strong authority to influence the decision and measurement of the performance of the employees regularly.

EXHIBIT “C”

BUSINESS CONTINUANCE AND DISASTER RECOVERY PLAN

	Primary Source	Secondary Source	Tertiary Source	Remarks

Telecom
Data and Voice
*	X
*	X
*	X
*	X
*	X
*	X
*	X
2 MB MCI Link
*		X
*		X
*		X
*		X
*		X
*		X

    *

Voice and Data Path 2 MB capacity AT&T

* CONFIDENTIAL TREATMENT REQUESTED

    *

Voice & Data Path 2 MB capacity MCI

	Primary Source	Secondary Source	Tertiary Source	Remarks

IT Infrastructure
Data
*	X
*	X
*	X
*	X
*		X
*	X	X	X
Voice
*
*	X	X
*	X	X
*	X
*	X	X
*
*	X	X
*	X
*	X	X
*	X	X

Power
*	X
*		X		Activated in 10 mins
*	X
*		X

Within 90 days of the effective date of the Agreement, TRX and Siemens will mutually agree on and produce a detailed action plan, including protocols for escalation and contact, for business continuity and disaster recovery that can be provided to clients of TRX

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT “D”

FEES AND COSTS

Unit Pricing:

•	The desired mix and quantity of staff requested by TRX (“Staffing Level”) will be defined as the mix and quantity of agents and other professionals (e.g. accountants, developers, etc), excluding agent support staff as listed in Exhibit A, formally requested by TRX, excluding the effect of attrition or hiring delays.

•	The ramp up period (“Ramp Up”) will be defined as the earlier of the period up to and ending * from the Live Date, or the period up to and ending on the date the Staffing Level is achieved.

•	Agreed upon pricing during Ramp Up is as follows:

•	A Staffing Level of * will be achieved by the end of Ramp Up.

•	Charges for:

a.	Voice agents – * .

b.	Non-voice agents – * .

c.	Other professionals – see below

Applicable from the date the FTEs complete the Initial Pre-Process Training (accent, geography, and culture) provided by Siemens.

•	Any deficiency in the ramp up of FTE numbers as per the ramp up schedule shall be charged at * of the above price for the non-utilised infrastructure provided by Siemens until the termination of the Agreement. Discounts on Staffing Levels in excess of the ramp up schedule will be mutually agreed upon when the scope of the excess is determined.

•	Agreed upon pricing effective from completion of Ramp Up until * from the Live Date is as follows:

•	Voice – *

•	Non – voice - *

•	Other professionals – see below

•	Thereafter, this pricing will increase annually by * . There will be an additional increase of * to the voice rate, * from the Live Date.

•	Agreed upon pricing for other professionals (e.g. accountants, developers, etc) whose work is not expressly detailed in Exhibit A will be salary cost and benefits cost, plus * .

•

Until 12 months from the Live Date, communication and connectivity costs (including voice, data, and internet bandwidth) incurred by Siemens will be     *     TRX and Siemens. Thereafter and until the term of the Agreement, these costs will be split evenly with Siemens’ portion of the costs limited to a maximum of     *     when the Staffing

* CONFIDENTIAL TREATMENT REQUESTED

Level is at or below     *    . Cost increases due to a Staffing Level in excess of     *     will be     *     TRX and Siemens and not be subject to the aforementioned limit. TRX     *     in the per-seat bandwidth scope listed later in this Exhibit. The following schedule outlines the expected costs, which may change with mutual agreement by both parties:

Connectivity Item	Siemens Incurred Costs (annual )	Costs Charged to TRX (annual)
US Data (2 x 512 KB pipe)	*	*
USVoice (l x T-1 line)	*	*
UK Data (2 x 1 MB pipe)	*	*
UK Voice (0 x T-1 line)	*	*
All Internet (4 MB)	*	*
TOTAL	*	*

•	The pricing is based on the assumption of USD ($) being valued at equal to * . Any difference is realization of the Dollar to the Rupee( + / -), being on account of the exchange difference, shall be shared by Siemens and TRX equally.

•	For purposes of this Exhibit, “Productive Hour” means a period during which an agent is available to handle a call or work a queue. (The parties anticipate that a fully-utilized agent or professional will work * ).

•	Except as otherwise specifically noted on this Exhibit D, the pricing set forth in this Exhibit D is inclusive of all costs related to the Siemens’ performance of the Services, including without limitation, utilization of agents by Siemens to perform the Services, indirect labor, support staff, center management, general manager, infrastructure, facilities, communication, technology, and training.

•	Costs associated with the project implementation are included within the rate per Productive Hour, except that project resources utilized in that process (i.e., dedicated project team) are not considered part of this pricing. With respect to such project resources (the use of which shall be in all events be approved in advance by TRX), Siemens will charge TRX * irrespective of whether these resources are offshore in India or onsite in the U.S. If these resources are utilized onsite in the U.S., TRX will be charged an additional * plus actual costs for their ticket, boarding, and transportation costs.

•	Fees related to TRX’s transfer and termination rights pursuant to Section 16 of the Agreement are detailed in Exhibit G.

Scope:

Voice agents - Shift / Seat Utilization:     *     (assumes weekend coverage,     *     of weekday) Operations: 7/24/365

* CONFIDENTIAL TREATMENT REQUESTED

Bandwidth:     *     per seat with     *     utilisation across the centre

Non voice agents- Shift / Seat Utilization:     *     (assumes weekend coverage     *     of weekday Operations: 7/24/365

Bandwidth: Nil for voice /     *     data per seat with     *     utilisation across the centre.

Other professionals - Shift / Seat Utilization:     *     (assumes weekend coverage,     *     of weekday)

Operations: 7/24/365

Bandwidth:     *     per seat with     *     utilisation across the centre

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT “E”

CURRENT SIEMENS CUSTOMERS

    *

* CONFIDENTIAL TREATMENT REQUESTED

    *

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT “F”

PRIVACY POLICY

PRIVACY OF CONFIDENTIAL MATERIAL & INFORMATION

It is important for the company to protect the privacy of confidential infonnation. Confidential company information can be anything that TRX considers relevant to its status or operations that is not generally known to the public and that the company does not want to disclose. The release of confidential information, whether intentional or unintentional, can injure the company competitively and in other ways.

In addition, our customers often provide us with infonnation that is confidential and that may contain personally identifiable infonnation. It is therefore essential that discretion be exercised in discussing customer account activities with anyone outside the office or with anyone inside the office without a verifiable need to know such information. Telephone inquiries regarding customers or customer account activities should be carefully screened for proper identity before divulging information that might be confidential. If you are uncertain how to handle any such requests, offer no infonnation and follow-up with your manager.

Confidential infonnation and/or material should never be photocopied or disclosed to any company or individual, including other employees, without proper authorization. If you are unsure if something is confidential, or if you have any questions regarding your responsibilities in dealing with confidential materials, please ask your manager before releasing information.

For those departments working with confidential information, please be sure that all such material is locked up at the end of the day and on weekends in secure, locked files. Legal and financial documents should be locked securely in file cabinets.

Every employee is responsible for following this policy as well as complying with the terms of the confidentiality and non-solicitation agreement that you signed prior to working with us. Any unauthorized disclosure of confidential information about the company or our customers may be a breach of the law, and will be considered sufficient cause for disciplinary action, up to and including termination. Maintaining confidentiality is a serious matter and TRX will treat it as such.

EXHIBIT “G”

TRANSFER & TERMINATION FEES

Options and Pricing:

•	As provided in Section 16 (the provisions of which shall control the termination rights and obligations of the parties), the natural term of the Agreement is for a duration of Three (3) years, and TRX may elect to terminate the Agreement earlier pursuant to the provisions of Section 16 of the Agreement. At the termination of the contract, TRX may elect to exit the relationship, to renew the contract based on mutually agreed pricing pursuant to Section 6.2, or to assume control, via transfer, of the services pursuant to Section 16.4.

•	Fees related to the various transfer and termination options are set forth in the following schedule. For the purposes of this schedule, “Wasted Costs” are defined as the * supporting this Agreement for the period from the early termination date through the earlier of the natural term of the Agreement or the expiration of the specific obligation, plus any * incurred related to this Agreement.

TRX decision	Early Term, for cause	Early Term, for convenience	Natural term
Exit	Net Book Value of Assets	*	none
Renewal	n/a	n/ a	none
Transfer to TRX	*	*	*

* CONFIDENTIAL TREATMENT REQUESTED

Asset Pricing and Net Book Value Determination:

•	Concurrent with the signing of this Agreement, and quarterly thereafter, Siemens shall provide TRX with a listing of assets purchased in direct support of this Agreement (“Asset Listing”). The Asset Listing shall at a minimum include a description of the purchased asset, the asset type, the purchase date, and the purchase price. Assets directly purchased or paid for by TRX shall be included on the Asset Listing, but shall be considered the property of TRX at no additional cost to TRX upon Termination. The following is an estimate of the first year asset puchases subject to Wasted Cost reimbursement:

Asset	Year 1 Cost
Computers (included laptop & licenses)	*
Server India	*
Racks	*
Printer / shredder / projector	*
Switches, patchcords, etc.	*

Hipath telecom switch	*
MUX India / USA	*
Optipoint telephones & headsets	*
Router India / USA	*
TOTAL	*

•	The following schedule sets forth the annual depreciation rates used to calculate the net book value of the items on the Asset Listing, for determination of the termination fees:

Asset Type	As per SSLI Policy
Land & Buildings	*
Office Equipments	*
Plant & Machinery	*
Computer Hardware	*
Furniture & Fixtures	*
Vehicles	*

* CONFIDENTIAL TREATMENT REQUESTED